Exhibit 99.2

For Immediate Release

Blue Coat Names Gordon Brooks Chief Financial Officer

SUNNYVALE, Calif., August 25, 2009 – Blue Coat Systems, Inc. (Nasdaq: BCSI), the technology leader in Application Delivery Networking, today announced the appointment of Gordon C. Brooks to the position of senior vice president and chief financial officer. Mr. Brooks will join the company on September 1, 2009, and comes to Blue Coat with more than 20 years of financial, accounting and merger and acquisition experience.

“I am pleased to welcome Gordon to the Blue Coat executive management team,” said Brian NeSmith, president and chief executive officer, Blue Coat Systems. “Gordon brings tremendous experience and proven judgment and will be a valuable contributor in guiding our company forward as the technology leader in Application Delivery Networking.”

Mr. Brooks will lead Blue Coat’s worldwide finance and accounting organization and will report directly to Brian NeSmith, president and chief executive officer.

Mr. Brooks, age 47, joins Blue Coat from VMware where he served as vice president, corporate finance, following his role as chief financial officer for Spikesource, Inc. Prior to Spikesource, Mr. Brooks served as senior vice president of finance and corporate controller for BEA Systems, Inc. Before BEA Systems, Inc., he served in several other high-tech companies, including Microsoft and WebTV Networks. Mr. Brooks began his career as an auditor for Ernst & Young, LLP. He has a Master of Accounting from the University of Southern California.

About Blue Coat Systems

Blue Coat Systems is the technology leader in Application Delivery Networking. Blue Coat offers an Application Delivery Network Infrastructure that provides the visibility, acceleration and security required to optimize and secure the flow of information to any user, on any network, anywhere. This application intelligence enables enterprises to tightly align network investments with business requirements, speed decision making and secure business applications for long-term competitive advantage. For additional information, please visit www.bluecoat.com.

# # #

FORWARD LOOKING STATEMENTS: The statements contained in this press release that are not purely historical are forward-looking statements, including statements regarding Blue Coat Systems’ expectations, beliefs, intentions or strategies regarding the future, and including statements regarding the capabilities and expected performance of Blue Coat Systems’ products. All forward-looking statements included in this press release are based upon information available to Blue Coat Systems as of the date hereof, and Blue Coat Systems assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to Blue Coat Systems’ business are set forth in Blue Coat Systems’ Form 10-K for the fiscal year ended April 30, 2009, filed with the Securities and Exchange Commission.

Blue Coat and the Blue Coat logo are registered trademarks or trademarks of Blue Coat Systems, Inc. and/or its affiliates in the United States and certain other countries. All other trademarks mentioned in this document are the property of their respective owners.

Media Contacts:	Investor Contact:

Steve Schick	Jane Underwood
Blue Coat Systems	Blue Coat Systems
press@bluecoat.com	jane.underwood@bluecoat.com
408-220-2076	408-541-3015

Katherine Nellums
Merritt Group (for Blue Coat Systems) nellums@merrittgrp.com
415-247-1663